Red Mountain Resources Receives Requisite Number of Written Consents to Add Six Members to Cross Border Resources’ Board of Directors

Dallas, TX – April 5, 2012 – Red Mountain Resources, Inc. (“RMR”) (OTC BB: RDMP.OB), a growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties, today announced that it has received the requisite number of written consents from the shareholders of Cross Border Resources, Inc. (OTCQX: XBOR) (“Cross Border” or the “Company”) to add RMR’s six nominees to the Cross Border Board of Directors.

RMR delivered consents by shareholders owning more than 50% of the Company’s outstanding shares for all of RMR’s proposed actions, including the addition of Alan W. Barksdale, Paul N. Vassilakos, Richard Y. Roberts, Lynden B. Rose, Randell K. Ford and William F. Miller, III to the Cross Border Board of Directors. Shareholders also approved RMR’s proposals to repeal certain recent Bylaw amendments adopted by the Board, including the “poison pill” Bylaw amendment. RMR believes that all proposals approved by the shareholders took effect upon RMR’s delivery of the consents to the Company on April 5, 2012.

“We believe this strong display of shareholder support validates our belief that it is time for accountability and change at Cross Border,” commented Alan Barksdale, CEO of RMR.  “The new Board members are committed to holding management to its stated business objectives and will uphold good corporate governance, both of which we believe the legacy Board has failed to do. We believe the election of the six new members is an important step toward restoring and maximizing shareholder value and to properly address the significant issues facing Cross Border.”

Mr. Barksdale continued: “Despite Cross Border’s attempts to scare shareholders about our intentions with regard to the Company, shareholders can be assured that the new Board members are fully committed to acting in the best interests of shareholders in accordance with their fiduciary duties and are squarely focused on maximizing value for all shareholders. Our primary goal was and is to protect the interests of all shareholders from a legacy Board that appeared more concerned with entrenching themselves and protecting their own positions and compensation than maximizing shareholder value.”

RMR, directly and through Black Rock Capital, Inc., its wholly owned subsidiary, is collectively the largest stockholder of Cross Border, owning approximately 29.95% of the outstanding shares of Cross Border.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments RMR expects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by RMR based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of RMR, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in RMRs filings with the Securities and Exchange Commission (SEC). RMR’s SEC filings are available on its website at www.RedMountainResources.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and RMR undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. (OTC BB: RDMP.OB) is a growth-oriented, energy company engaged in the acquisition, development and exploration of oil and natural gas properties. The company’s operations are focused in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. RMR combines an experienced management and consulting team with a fully-integrated strategy for growth and development. RMR intends to grow production and reserves through development and exploration activities on its existing properties and through acquisitions that meet its long-term objectives for production. For more information, please go to www.RedMountainResources.com.

Contacts:

Nevin Reilly

Sloane & Company

212-446-1893

nreilly@sloanepr.com